Exhibit 99.1

    Factory Card & Party Outlet Corp. Announces Sales for January


    NAPERVILLE, Ill.--(BUSINESS WIRE)--Feb. 8, 2007--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today that net sales for the five-week fiscal period ended February 3, 2007 increased 39.8 percent, compared with the four-week fiscal period ended January 28, 2006. Comparable store sales for the five-week period ended February 3, 2007 increased 4.4 percent over the prior year.

    Net sales for the 53-week fiscal year ended February 3, 2007 increased 4.8 percent over the 52-week fiscal year ended January 28, 2006. Comparable store sales for the 53-week year ended February 3, 2007 increased 1.1 percent over the prior year.

    "Aside from adverse weather in several of our markets, January highlighted our E-Commerce capabilities as we saw a robust business in Superbowl related party goods to customers both within and outside our core brick and mortar markets," stated Gary W. Rada, President and Chief Executive Officer.



      Net Sales             Fiscal Period Ended        Percent Change
(dollars in millions)   February 3,     January 28,
                         2007 (1)        2006 (1)       Total Sales
                      ------------------------------------------------
Fiscal January                  $18.5           $13.2            39.8%
Fiscal Year                    $244.2          $233.1             4.8%


    (1) Fiscal period ended February 3, 2007 represents a five-week fiscal month and a 53-week fiscal year versus the fiscal period ended January 28, 2006 which was a four-week fiscal month and a 52-week fiscal year.

    Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 187 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.


    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson, 630-579-2231
             tbenson@factorycard.com